$10,000.00	July 22, 2009

PROMISSORY NOTE

As hereinafter agreed, Wasatch Food Services, Inc. promises to pay to the order of Hobble Creek Investments, Inc., Ten Thousand Dollars and No Cents ($10,000.00). It is hereby agreed that said amount shall be payable upon demand. Interest shall accrue at the rate of Eight Percent (8%) per annum on the unpaid principal balance based on the following schedule of note advances, until the whole amount of the principal and interest is paid.

July 22, 2009	$ 10,000.00
$ 10,000.00

Should default be made in the payment of the demand note then the whole unpaid amount shall become immediately due and payable; and in the event default is made and said note is placed in the hands of an attorney for collection or suit is brought on the same, the undersigned agrees to pay all costs and attorney’s fees that might be incurred. If there is a lawsuit, borrower agrees upon lender’s request to submit to the jurisdiction of the county of Utah County, the State of Utah. This Note shall be governed by and construed in accordance with the laws of the State of Utah.

Dated as of the date first written above.

Wasatch Food Services, Inc.

By /s/ Ben Peay

Ben Peay, President